UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2007

Resource Capital Corp.
(Exact name of registrant as specified in its chapter)

Maryland	1-32733	20-2287134
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

712 Fifth Avenue, 10th Floor New York, NY		10019
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 212-974-1708
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On June 26, 2007, Resource Capital Corp. (“RCC”) closed its second commercial real estate collateralized debt obligation (“CDO”) for $500.0 million including amounts retained by RCC. Resource Real Estate Funding CDO 2007-1, Ltd. (“RREF CDO-II”) sold to investors $390.0 million of non-recourse notes in nine tranches rated from AAA through A- and BBB. RREF CDO-II includes investor commitments to purchase up to $50.0 million of additional notes to fund future advances, if any, that are permitted under some of the commercial real estate loans in the RREF collateral pool. The stated maturity date for the notes is September 2046; the notes may be called at RCC's option after July 2010. The notes bear interest at a weighted-average rate of one month London Interbank Offered Rate plus approximately 0.57% (before the amortization of debt issuance costs) and have a weighted-average life of 5.99 years. RCC retained an investment in RREF CDO-II of $110.0 million, or 22%, consisting of preference shares, non-investment grade notes, and BBB+ and BBB- notes. The issuance is backed by a portfolio of commercial real estate mortgage and mezzanine loans originated by Resource Real Estate, Inc. on behalf of RCC. The underlying properties consist of office, retail, multifamily, hotel, as well as other commercial real estate assets. RCC used the proceeds from this financing primarily to pay down related repurchase agreement facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 2, 2007	/s/ David J. Bryant David J. Bryant Chief Financial Officer